TRADING ADVISORY AGREEMENT

TRADING ADVISORY AGREEMENT, between Rational Advisors, Inc., an Ohio corporation (the “Adviser”), and ReSolve Asset Management SEZC (Cayman), an exempted company incorporated under the laws of the Cayman Islands (the “Trading Adviser”).

WHEREAS, the Adviser acts as the investment adviser to series of Mutual Fund and Variable Insurance Trust, a Delaware statutory trust (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a Management Agreement dated as of January 1, 2016 (the “Management Agreement”);

WHEREAS, under the Management Agreement, the Adviser has full legal authority to engage unaffiliated investment managers to manage accounts and or assets designated for the Adviser’s management by the Trust;

WHEREAS, the Adviser has retained ReSolve Asset Management, Inc., a corporation incorporated under the laws of Canada (“Sub-Adviser”) to serve as sub-adviser for Rational/ReSolve Adaptive Asset Allocation Fund, a series of shares of beneficial interest of the Trust (the “Fund”);

WHEREAS, Trading Adviser is regulated as a commodity trading advisor (“CTA”) by the U.S. Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”); and

WHEREAS, the Adviser desires to also retain the Trading Adviser to provide CTA services for the Fund, and the Trading Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Appointment and Status of Trading Adviser. The Adviser hereby appoints the Trading Adviser to provide CTA services for the assets allocated by the Sub-Adviser (“Allocated Assets”) for the period and on the terms set forth in this Agreement. The Trading Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Trading Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust (the “Board”) from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

Trading Adviser’s Duties. Subject to the general oversight of the Board and general supervision by the Adviser, the Trading Adviser shall, employing its discretion, manage the composition of the portfolio of investments of the Allocated Assets of the Fund, including the purchase, retention and disposition of financial and commodity futures contracts, commodity options and other commodity interests, and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s

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then-current Prospectus and Statement of Additional Information (together, the “Prospectus”) and subject to the following understandings:

(a)	the Trading Adviser shall furnish a continuous investment program for the Allocated Assets of the Fund and determine from time to time what commodity interest investments will be purchased, retained or sold by the Fund and what portion of the assets of the Allocated Assets will be invested or held uninvested as cash;

(b)	The Trading Adviser shall use its best judgment in the performance of its duties under this agreement;

(c)	The Trading Adviser, in the performance of its duties and obligations under this agreement for the Fund, shall act in conformity with the Trust’s declaration of trust, its by-laws and the Fund’s Prospectus and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable U.S. federal and state laws and regulations;

(d)	The Trading Adviser will abide by applicable speculative position limits as imposed by the CFTC or relevant contract market(s) in respect of the Trading Adviser’s trading of the Allocated Assets, and its other client accounts, in futures contracts, options on futures contracts, forward contracts, commodities, swaps and other instruments to which speculative position limits may apply;

(e)	The Trading Adviser shall determine the commodity interest investments to be purchased or sold for the Allocated Assets of the Fund and will place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such investments, subject to paragraph heading: Execution of Purchase and Sale Orders below;

(f)	The Trading Adviser shall maintain books and records with respect to the transactions of the Allocated Assets of the Fund as required by relevant laws/regulations and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;

(g)	The Trading Adviser shall provide the Trust’s custodian and fund accountant on each business day with information about the Fund’s transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;

(h)	The Trading Adviser shall, as soon as practicable after the close of business each day, but no later than the close of business the following business day, provide the Trust’s custodian and fund accountant with (generally via electronic file format) the trade information for each transaction effected for the Allocated Assets, provide copies of such trade tickets to
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the Adviser and the Fund upon request, and promptly forward to the Trust’s custodian and fund accountant copies of all brokerage or dealer confirmations;

(i)	The Trading Adviser shall respond promptly to any request from the Adviser or the Fund’s fund accountant for assistance in obtaining price sources for commodity interest investments held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect;

(j)	The Trading Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Trading Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Trading Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;

(k)	The Trading Adviser agrees to maintain adequate compliance policies and procedures to ensure its compliance with the 1940 Act and the Commodity Exchange Act, the related regulations of the SEC, CFTC and NFA; and other applicable federal and state regulations. The Trading Adviser shall provide to the Trust’s chief compliance officer an annual written report regarding the Trading Adviser’s compliance program.

(l)	Upon the Adviser’s request, the Trading Adviser shall provide such information and assistance as may be required to enable the Adviser to fulfill its obligations under the Trust’s Liquidity Risk Management Program including, but not limited to, review of all liquidity determinations, as well as the Trust’s Derivatives Risk Management Program.

Custodian. The assets of the Fund shall be held by an independent custodian, not by the Adviser or Trading Adviser. The Trading Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding Allocated Assets of the Fund and the custodian is authorized and directed to effect transactions and otherwise take such actions as the Trading Adviser shall reasonably direct in connection with the performance of the Trading Adviser’s obligations in respect of the Allocated Assets of the Fund.

Risk Acknowledgment. Adviser acknowledges that Trading Adviser does not guarantee the future performance of the Allocated Assets of the Fund or any specific level of performance, nor the success of Trading Adviser’s overall management of the Allocated Assets of the Fund. Accordingly, Adviser acknowledges and agrees that Trading Adviser shall not have any legal or financial responsibility for performance or losses unless directly attributable to the gross

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negligence or willful misconduct of the Trading Adviser, including the Trading Adviser’s failure to adhere to any investment policies and restrictions as described in the Fund’s Prospectus.

Directions to the Trading Adviser. Adviser will be responsible for forwarding Adviser and/or Trust directions, notices and instructions to Trading Adviser, in writing, which shall be effective upon receipt by the Trading Adviser. The Trading Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

Execution of Purchase and Sale Orders. In connection with purchases or sales of investments for the account of the Fund, the Trading Adviser will arrange for the placing of all orders for the purchase and sale of portfolio investments for the account with brokers or dealers selected by the Trading Adviser, subject to review of this selection by the Adviser from time to time. The Trading Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Trading Adviser will at all times seek, for the Fund, the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Trading Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Trading Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion.

The Trading Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Allocated Assets that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Trading Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Trading Adviser’s overall responsibilities with respect to the Allocated Assets and to accounts over which the Trading Adviser exercises investment discretion. The Trust and the Trading Adviser understand and acknowledge that, although the information may be useful to the Fund and the Trading Adviser, it is not possible to place a dollar value on such information. The Trading Adviser shall periodically provide reports to the Adviser and Board regarding the commissions paid by the Fund and whether the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. The Trading Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

The Adviser recognizes that the Trading Adviser will transmit orders on behalf of the Allocated Assets to broker or dealers and the Trading Adviser’s responsibility with respect to any of the Fund’s portfolio transactions shall be fulfilled at the time that a complete order has been transmitted to such broker or dealer. The Trading Adviser shall not be responsible for any acts, omissions, or errors of such broker or dealer in executing such orders.

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The Trading Adviser may “block” or “bunch” order entry for the account of the Fund with orders for accounts of other clients managed by the Trading Adviser, and may place orders for execution through one broker or dealer, which may later be “given-up” by the executing broker to another broker, with the account of the Fund being charged all customary and relevant “give-up” fees.

Subject to the provisions of the 1940 Act, and other applicable law, the Trading Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the portfolio transactions for the Allocated Assets, including transactions effected through others. If any occasion should arise in which the Trading Adviser gives any advice to clients of the Trading Adviser concerning the shares of the Fund, the Trading Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund. The Trading Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Trading Adviser may render investment advice, management and other services to others, including other registered investment companies.

Books and Records. The Trading Adviser shall keep the Trust’s books and records required to be maintained by it pursuant to this Agreement. The Trading Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. The Trading Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Trading Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act. The Trading Adviser hereby agrees that all records which it maintains with respect to the Fund are the property of the Fund and shall surrender promptly to the Trust or the Adviser copies of any such records upon the Trust’s or Adviser’s request.

Expenses of the Trading Adviser. During the term of this Agreement, the Trading Adviser will pay all expenses (including without limitation the compensation of all trustees or officers of the Trust, if any, who are “interested persons” of the Trading Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of investments purchased for the Allocated Assets (including taxes and brokerage commissions, if any). Notwithstanding the foregoing, the Trading Adviser is not obligated to pay the compensation or expenses of the Trust’s Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Trading Adviser.

Compensation of the Trading Adviser. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Trading Adviser as full compensation therefor a fee equal to thirty seven and one half percent (37.5%) of the net advisory fees paid by the Fund to the Adviser as described in the Prospectus. Net Advisory Fees are defined as advisory fees collected from the Fund net of fee waivers or expense reimbursements due to the expense caps and any extraordinary expenses related to the management and sponsorship of the Fund, including but not limited to, litigation and legal expenses as recorded on the financial statements of the Adviser. This fee for each month will be paid to the Trading Adviser during the succeeding month. The Adviser is solely responsible for the payment of the Trading Adviser’s fees, and the Trading Adviser agrees not to seek payment of its fees from the Trust or the Fund.

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Liability. Neither the Trading Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof (together, the “Trading Adviser Affiliates”) shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates except that the Trading Adviser shall be liable for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part or on the part of any of the Trading Adviser Affiliates in the performance of their duties or from reckless disregard of their obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Trading Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Trading Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Trading Adviser, or one under the Trading Adviser’s control or direction, even though paid by the Trading Adviser.

Duration and Termination. The term of this Agreement shall begin on the date and year the Trading Adviser commences investment operations for the Fund and, unless sooner terminated as hereinafter provided, shall continue in effect for an initial term ending December 31, 2021. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually: (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Trading Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on 60 day’s prior written notice to the Trading Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Trading Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days’ prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Trading Adviser will not affect (i) the validity of any action previously taken by Trading Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Trading Adviser, Trading Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund. This Agreement will

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automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

Non-Exclusive Management. Trading Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Trading Adviser does for the Allocated Assets. Adviser expressly acknowledges and understands that Trading Adviser shall be free to render investment advice to others and that Trading Adviser does not make its investment management services available exclusively to Adviser or the Fund. Nothing in this Agreement shall impose upon the Trading Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Allocated Assets any commodity interest investment which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Trading Adviser such investment would be unsuitable for the Fund or if the Trading Adviser determines in the best interest of the Fund such purchase or sale would be impractical.

Representations. Adviser hereby warrants and represents that as of the date of this Agreement it is registered with the CFTC as a commodity pool operator (“CPO”) and relies on CFTC Rule 4.14(a)(4) for a related exemption from CTA registration with respect to the Fund, that its regulatory filings are current and accurately reflect its operations, and that it is in compliance with applicable state and federal rules and regulations pertaining to CPOs. In addition, Adviser further warrants and represents that as of the date of this Agreement neither it (nor any of its Associated Persons) are subject to any statutory disqualification set forth in the 1940 Act, the CEA or any related regulations (or successor laws or regulations), nor is it currently the subject of any investigation or proceeding which could result in statutory disqualification. The Adviser warrants and represents that as of the date of this Agreement each of the Fund and the Adviser is a “qualified eligible person” (as such term is defined in CFTC Regulation 4.7(a)) and consents to being treated as an “exempt account” under CFTC Rule 4.7.

Trading Adviser hereby warrants and represents that it is registered with the CFTC as a CTA, that its regulatory filings are current and accurately reflect its trading advisory operations, and that it is in compliance with applicable state and federal rules and regulations pertaining to CTAs. In addition, Trading Adviser further warrants and represents that neither it (nor any of its Associated Persons) are subject to any statutory disqualification set forth in the CEA or under CFTC or NFA rules, nor is it currently the subject of any investigation or proceeding which could result in statutory disqualification. The Trading Adviser represents and warrants that it is not required to register as an investment adviser under the Investment Advisers Act of 1940.

Adviser and Trading Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

Amendment. This Agreement may be amended by mutual consent of the Adviser and the Trading Adviser, provided the Trust approves the amendment (a) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the

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purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

Privacy Notice/Confidentiality. The Adviser and Trading Adviser acknowledge prior receipt of the other’s customer information privacy policy and procedures, including any required notices. Adviser and Trading Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable U.S. state and federal law.

Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

Arbitration. Any controversy or claim arising out of or related to this Agreement shall be settled by binding arbitration by one arbitrator in the State of New York, Suffolk County in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Indemnification. (a) Adviser agrees to defend, indemnify and hold harmless Trading Adviser and Trading Adviser’s officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the violation of any of the terms of this Agreement by Adviser.

(b) Trading Adviser agrees to defend, indemnify and hold harmless the Adviser and each of Adviser’s officers, directors, members, employees and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from the violation of any of the terms of this Agreement by Trading Adviser.

Adviser and Trading Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

Change of Control. The Trading Adviser shall notify Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment of this Agreement, as defined in Section 2(a)(4) of the 1940 Act, would occur.

Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Trading Adviser’s directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Trading Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS AGREEMENT.

[signature page follows]

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below.

Rational Advisors, Inc.	ReSolve Asset Management SEZC (Cayman)
By: /s/Jerry Szilagyi___________________	By: /s/ Michael Philbrick _______________
Name: Jerry Szilagyi	Name: Michael Philbrick
Title: Chief Executive Officer	Title: Director and Chief Executive Officer

Dated: as of April 1, 2021

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